PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(3)

(To Prospectus dated November 29, 2011)

Registration No. 333-178080

Cincinnati Financial Corporation

7,000,000 Shares

of

Common Stock

(without par value)

Shareholder Investment Plan

The Shareholder Investment Plan (plan) of Cincinnati Financial Corporation (the company) is a Direct Purchase and Dividend Reinvestment Plan that provides participants with a convenient and economical method for new investors to make an initial investment in shares of the company’s common stock and for existing investors to increase their holdings of our common stock.

Participation in the plan is open to any registered holder of common stock and to any person who becomes a registered holder of common stock by enrolling in the plan and either making an initial investment of at least $25 or authorizing automatic monthly cash investments of at least $25. Beneficial owners of common stock whose only shares are registered in names other than their own (for example, held in street name in a brokerage account) are not eligible until they become stockholders of record either by withdrawing the shares from their brokerage account and registering the shares in their own name or by enrolling in the plan in the same manner as a non-stockholder.

Participants in the plan must elect to have at least 10 percent of the cash dividends paid on their shares of common stock automatically reinvested in additional shares of common stock, and may elect to have up to 100 percent of such dividends reinvested. Participants may also purchase additional shares of common stock by making optional cash investments according to the provisions of the plan. Shareholders who choose not to participate in the plan will continue to receive cash dividends on shares of common stock registered in their name, as declared, by check or direct deposit.

In the event that any shareholder who previously participated in the plan elects not to reinvest the required 10 percent of dividends received on stock subject to the plan, such shareholder will not be entitled to participate in the plan thereafter and shares will be moved out of the plan to a book entry position. The company will determine the timing of the transfer from the plan to a book entry position. Any fractional shares will be sold.

Shares of common stock purchased by participants in the plan may be treasury or new issue common stock or, at the company’s option, common stock may be purchased in the open market or in negotiated transactions. Treasury or new issue common stock is purchased from the company at the market price on the applicable investment date. The price of common stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased. This Prospectus Supplement relates to the 7,000,000 shares of common stock registered on November 29, 2011. The common stock is listed on the NASDAQ Global Select Market under the ticker symbol CINF.

A complete description of the plan begins on page 6 of this Prospectus Supplement.

This Prospectus Supplement includes business and financial information about the company that is not included in or delivered with this Prospectus Supplement, as it is incorporated by reference into certain other publicly available documents. This information is available to you without charge upon written or oral request. See “Where you can find more information.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this Prospectus Supplement before participating in the Cincinnati Financial Corporation Shareholder Investment Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 28, 2014.

Table of Contents

About This Prospectus Supplement	3
About Cincinnati Financial Corporation	3
Risk Factors	4
Safe Harbor Statement	4
Direct Registration	6
About The Plan	6
Other Plan Information	14
Stock Dividends and Stock Splits	14
Dividend and Voting Rights	14
Voting of Plan Shares	15
Limitation of Liability	15
Modification or Termination of the Plan	15
Denial or Termination of Participation by Cincinnati Financial	15
Where You Can Find More Information	16
Registration Statement	16
Cincinnati Financial’s SEC Filings	16
Information Incorporated by Reference	16
Documents Available Without Charge From Cincinnati Financial	17
Use Of Proceeds	17
Certain Legal Matters	17
Experts	17

About This Prospectus Supplement

You should rely only on the information contained in or incorporated by reference into this Prospectus Supplement. We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this Prospectus Supplement or in any information that we incorporate by reference into this Prospectus Supplement. If anyone provides you with different or additional information, you should not rely on it.

This Prospectus Supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in this Prospectus Supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this Prospectus Supplement nor any sale made under this Prospectus Supplement of the securities described herein shall under any circumstances imply, and you should not assume, that the information contained in this Prospectus Supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this Prospectus Supplement or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or required by the context, all references in this Prospectus Supplement to “Cincinnati Financial” the “company,” “we,” us” and “our” are to Cincinnati Financial Corporation and its subsidiaries.

All references in this Prospectus Supplement to “$” are to United States dollars.

Trademarks and servicemarks in this Prospectus Supplement are set forth in capital letters and are owned or licensed by us or our subsidiaries.

About Cincinnati Financial Corporation

We are an Ohio corporation formed in 1968. Our lead subsidiary, The Cincinnati Insurance Company, was founded in 1950 to market property casualty insurance, our main business. Our headquarters is located at 6200 S. Gilmore Road, Fairfield, Ohio 45014. Our telephone number at that location is 5138702000. At year-end 2013, we had a total of 4,163 associates, including 2,845 headquarters associates providing support to 1,318 field associates.

Cincinnati Financial Corporation owns 100 percent of three subsidiaries: The Cincinnati Insurance Company, CSU Producer Resources Inc., and CFC Investment Company. In addition, the parent company has an investment portfolio, owns the headquarters building and is responsible for corporate borrowings and shareholder dividends. The Cincinnati Insurance Company owns 100 percent of our four insurance subsidiaries.

In addition to The Cincinnati Insurance Company, our standard market property casualty insurance group includes subsidiaries The Cincinnati Casualty Company and The Cincinnati Indemnity Company. This group markets a broad range of business, homeowner and auto policies in 39 states. Other subsidiaries of The Cincinnati Insurance Company include The Cincinnati Life Insurance Company, which markets life insurance policies, disability income policies and fixed annuities, and The Cincinnati Specialty Underwriters Insurance Company, which began offering excess and surplus lines insurance products in January 2008.

The two other subsidiaries of Cincinnati Financial are CSU Producer Resources Inc., which offers insurance brokerage services to our independent agencies so their clients can access our excess and surplus lines insurance products and CFC Investment Company, which offers commercial leasing and financing services to our agents, their clients and other customers.

We provide a more detailed description of our business and important factors that could affect our financial performance in our Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (SEC) and incorporated by reference herein. Our filings with the Securities and Exchange Commission are available, free of charge, on our website, www.cinfin.com, as soon as possible after they have been filed with the SEC. These filings include our Annual Reports on Form 10K, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. In the following pages we reference various websites. These websites, including our own, are not incorporated by reference in this Prospectus Supplement. See “Where you May Find More Information.”

Risk Factors

An investment in the common stock involves risks. Before deciding whether to purchase any shares of common stock, you should consider the risks discussed below or elsewhere in this Prospectus Supplement, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements,” and in our filings with the SEC that we have incorporated by reference into this Prospectus Supplement.

Any of the risks discussed below or elsewhere in this Prospectus Supplement or in our SEC filings incorporated by reference, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, the trading price of the common stock could decline substantially.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell any shares of the common stock when you want or at prices you find attractive.

The price of our common stock on the NASDAQ Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options, the vesting of restricted stock units and other various instruments. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. Sales of significant amounts of the common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of the common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. Future sales of shares of our common stock or the availability of shares of our common stock for future sale could adversely affect the trading price of our common stock.

You should also carefully consider the additional risks and uncertainties described in Part I, Item 1A of our Annual Report on Form 10-K for the year-ended December 31, 2013, as well as our other public filings, which additional risks are incorporated by reference in this Prospectus Supplement.

Safe Harbor Statement

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2013 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 31.

Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance
•	Inadequate estimates or assumptions used for critical accounting estimates

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•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:
	o	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
	o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
	o	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities
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Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
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Difficulties with technology or data security breaches, including cyber-attacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products
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Delays or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume
•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers
•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•	Inability of our subsidiaries to pay dividends consistent with current or past levels
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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

	o	Downgrades of the company’s financial strength ratings
	o	Concerns that doing business with the company is too difficult
	o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
	o	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace
•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
	o	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates
	o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
	o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
o

Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

	o	Increase our provision for federal income taxes due to changes in tax law
	o	Increase our other expenses
	o	Limit our ability to set fair, adequate and reasonable rates
	o	Place us at a disadvantage in the marketplace
	o	Restrict our ability to execute our business model, including the way we compensate agents

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•	Adverse outcomes from litigation or administrative proceedings
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Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

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Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location

Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Direct Registration

We are eligible to participate in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book entry means that your shares are registered in your name on our books without the need for physical certificates and are held separately from any plan shares you may own. Shares held in book-entry form have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place
•	eliminate the cost associated with replacing lost, stolen or destroyed certificates
•	move shares electronically to a broker or to other registered accounts.

Any future share transactions will be issued in book-entry form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you are currently holding into book-entry form by sending the stock certificate(s) to American Stock Transfer with a request to deposit them to your DRS account or your plan account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate(s) registered mail, insured for 3 percent of the current market value of the shares.

You may choose to have a portion or all of your book-entry or plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, please provide the broker with a copy of your DRS account statement.

About the Plan

1. What is the Cincinnati Financial Corporation Shareholder Investment Plan?

The Cincinnati Financial Corporation Shareholder Investment Plan is a direct stock purchase and dividend reinvestment plan that enables new investors to make an initial investment in our common stock and existing investors to increase their holdings of our common stock. Participants can purchase our common stock with optional cash investments and cash dividends. By participating in the plan, you authorize the use of your cash dividends on common stock for the purchase of additional shares of common stock.

2. Who is the transfer agent for Cincinnati Financial Corporation?

Cincinnati Financial Corporation has appointed American Stock Transfer and Trust Company LLC (“AST”) as  its  transfer agent and dividend disbursing agent and to administer Cincinnati Financial Corporation’s Shareholder Investment Plan.  AST is not an affiliate of Cincinnati Financial Corporation or its subsidiaries.

3. What features does the plan offer?

•	Initial investment/Enrollment (page 7). If you are not currently a shareholder, you can make an initial investment in our common stock, starting with as little as $25.

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Purchase/Optional cash investments (page 8). You can increase your holdings of our common stock through optional cash investments of $25 or more, up to $10,000 per month. You can make optional cash investments by check, one-time electronic funds withdrawal from your bank account, or by authorizing automatic monthly deductions from your bank checking or savings account. To take advantage of the automatic feature, your financial institution must be a member of the Automated Clearing House (ACH).

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Automatic dividend reinvestment (page 10). You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends. In order to participate in the plan, you must elect to reinvest at least 10 percent of the dividends paid on any plan shares. You can elect to reinvest a (i) higher percentage of your dividends or (ii) the greater of a set dollar amount or at least 10 percent of each dividend paid on the plan shares.

•	Automated transactions (page 11). You can execute many of your plan transactions online at www.amstock.com.
•	Share safekeeping (page 11). You can deposit your common stock certificates for safekeeping in the plan or a DRS account with AST.

The minimum optional cash investment may be different for associates of the company who elect to use payroll deduction.

Refer to Question 8 below for details about fees charged for these transactions and services.

4. Who is the plan administrator and what does the plan administrator do?

American Stock Transfer and Trust Company LLC (AST) is the plan administrator and will make investments in accordance with the Plan Prospectus Supplement. AST may forward participants’ funds to the broker/dealer for open market purchases. AST also keeps account records, sends account statements to participants and performs other administrative duties related to the plan.

AST is responsible for purchasing and selling Cincinnati Financial common stock for participants’ plan accounts, including the selection of the broker or dealer through which plan transactions are made. Neither Cincinnati Financial nor AST has any control over the times or prices at which the broker/dealer purchases or sells our common stock in the open market.

5. How do I enroll in the plan if I am already a Cincinnati Financial Corporation shareholder?

If you are a Cincinnati Financial shareholder of record – that is, your shares are registered in your name, not your broker’s or bank’s name – you can enroll online (see Question 16 below) or by completing and returning the Shareholder Application Form.

6. How do I enroll if I am not currently a Cincinnati Financial shareholder?

If you do not currently have any Cincinnati Financial common stock registered in your name, you can enroll online (see Question 16 below) or by completing and returning the Shareholder Application Form. When you enroll, you will be required to make an initial investment of at least $25 (but not more than $10,000), or authorize automatic monthly bank withdrawals of at least $25 each. If making your initial investment by check, your check for your initial investment and account setup fee should be made payable to Cincinnati Financial Corporation Shareholder Investment Plan (CFC Shareholder Investment Plan) in United States funds drawn on a United States bank.

7. How do I enroll if my shares are held other than in my name?

If your Cincinnati Financial shares are registered in the name of a bank, broker or other nominee, simply arrange for the bank, broker or other nominee to register in your name the number of shares of our common stock that you want to include in the plan. You can then enroll as a shareholder of record, as described above. Alternatively, if you do not want to re-register your shares, you can enroll in the plan in the same way as someone who is not currently a Cincinnati Financial shareholder, as described above. This will create a registered account in addition to your brokerage/bank account.

8. What are the fees associated with participation?

Initial Enrollment	No fee

Stock Purchases/Optional Cash Investments
• transaction fee	No fee
• brokerage commission	Open market purchases – Broker commission included in cost Shares purchased from company – No commissions

Dividend Reinvestment
• transaction fee	No fee
• brokerage commission	Open market purchases – Broker commission included in cost Shares purchased from company – No commissions

Stock Sales
• transaction fee	$10.00 per sale
• brokerage commission	Broker commission included in cost

Returned Checks and Rejected Electronic Bank Withdrawals	$25.00 per item

Prior-Year Duplicate Statements	First request (one statement/year):no fee
Subsequent requests/years: $15.00 per statement year.

Any brokerage charges incurred on sales and purchases are passed through to participants and are reflected in the price per share purchased/sold. Current brokerage charges on sales and purchases are approximately $0.08/share but are subject to change at any time without prior notice.

Fee structure and payment setup may be different for associates of the company.

We can change the fee structure of the plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

Transaction fees and brokerage commissions are deducted from sale proceeds.

9. What are my options for additional cash investments?

You can make optional cash investments at any time by check or by automatic bank withdrawals from a designated United States bank account. Each investment, except as indicated below, can be for as little as $25. Your total investment for any calendar month is limited to $10,000, and any calendar year is limited to $120,000.

Check. If you are not currently a registered shareholder of our common stock, you may make your initial investment via check. The minimum investment amount is $25.

To make an investment by check, complete and return a Shareholder Application Form together with your payment. Your check must be made payable to Cincinnati Financial Corporation Shareholder Investment Plan (CFC Shareholder Investment Plan), in United States funds, and drawn on a United States bank. AST must receive your payment at least two business days prior to an investment date; otherwise, your payment is invested on the next investment date. No interest is paid on your payment pending its investment in our common stock.

Electronic Investment – One-Time Transaction. If you are not currently a registered shareholder of our common stock, you may make your initial investment via a one-time, automatic debit from a designated United States bank account at a qualified financial institution. The minimum investment amount is $25. To authorize a one-time electronic investment, complete the appropriate section of the Enrollment Form and return it to AST with a voided blank check for a checking account or the bank-designated routing number and your savings account number for a savings account. Indicate on the form if the account is a checking or savings account. This electronic debit (withdrawal) is processed as soon as practicable after the completed form is received by American Stock Transfer and Trust Company LLC.

Automatic Electronic Investments – Recurring Monthly. You can also make investments by automatic monthly debit from a designated United States checking or savings account at a qualified financial institution. Your account will be debited on or about the 20th day of each month or, if that day is not a business day, the next business day. The funds will be invested on the next investment date after your account is debited. To authorize automatic investments, complete the appropriate section of the Shareholder Application Form and return it to AST with a voided blank check for a checking account or the bank-designated routing number and your savings account number for a savings account. If you have established automated privileges, you can also authorize automatic monthly investments online (see Question 14 below). Your automatic monthly investment will begin as soon as practicable after AST receives your completed form.

If your available credits to the plan do not purchase an exact number of full shares, a fractional share will be credited to your account, computed to three decimal places.

Forms are available for printing on the company website at www.amstock.com or may be obtained by contacting AST (info@amstock.com or 866-638-6443). Wherever available, associates of the company may use payroll deduction to purchase shares. The Associate Payroll Authorization Form must be initiated through “Self Service” on the company’s intranet, CFCNet. To change any aspect of your payroll deduction selection, sign into Associate Gateway and submit the appropriate change.

You can change the amount of your monthly investment or stop your monthly investment altogether by completing a Shareholder Application Form and returning it to AST or, if you have established automated privileges, by going online (see Question 14 below). Your change or termination request must be received at least 15 business days prior to an investment date for the change to be effective for that investment date. You may obtain the return of any cash investment upon request received by AST on or before the second business day prior to the date on which it is to be invested.

Refer to Question 13 below for a discussion of optional cash investment dates.

No interest is paid on your payment pending its investment in our common stock. If any optional cash investment, whether by check or automatic withdrawal, is returned for any reason, AST will remove from your account any shares purchased upon prior credit of such funds and sell these shares. AST may sell other shares in the account to cover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred and any return fees charged by the returning bank.

Please note, by enrolling and participating in direct investments as part of this plan, you must also agree to automatically reinvest 10 percent of any dividends on the plan shares.

10. What are my dividend reinvestment options?

The reinvestment option you elect applies to all of your shares of Cincinnati Financial common stock – whether held in certificate form, in direct registration (DRS) or in the plan. The requirement that you reinvest at least 10 percent of dividends applies only to plan shares. You are not required to reinvest dividends for shares held outside of the plan, whether in certificate form or by direct registration.

•	Full Dividend Reinvestment. AST reinvests in additional shares of our common stock the full amount of cash dividends paid on all your shares of common stock.
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Partial Dividend Reinvestment. AST reinvests in additional shares of our common stock a specified percentage of at least 10 percent, or set dollar amount (provided that it must be the greater of 10 percent of the dividends or such dollar amount) of cash dividends paid on all your shares of Cincinnati Financial common stock in the plan. Any cash dividends not reinvested are paid to you by check or direct deposit. To authorize direct deposit, please complete the appropriate section of the Enrollment or Shareholder Application Form and a Direct Deposit Authorization Form.

If you elect not to have any of your cash dividends reinvested, your plan shares are moved out of the plan to a book entry position in your DRS account and any fractional share is sold and the proceeds distributed to you. DRS is a securities industry initiative that provides for electronic direct registration of securities on our books, in your existing company account and allows shares to be transferred between the company and your broker electronically.

You may change your reinvestment option at any time by going online, or sending written notice to AST by mail (see Questions 15 and 22 below). Notices received on or before a dividend record date are effective for that cash dividend. Notices received after a dividend record date are not effective until after that cash dividend has been paid.

11. Do I have all shareholder rights on shares purchased for me in the plan?

Yes. For all shares of our common stock that you purchase under the plan, you receive all stock splits and stock dividends that any of our shareholders receive. In addition, you are permitted to vote all shares of common stock that you hold in the plan as of proxy record date.

12. When are dividends paid?

Historically, Cincinnati Financial has paid dividends on the 15th or next business day of April, July, October and January to shareholders of record around the 20th day of March, June, September and December, respectively. The dividend payment date and dividend record dates are determined by our board of directors and vary slightly from year to year. In addition, the dividend payment date and dividend record dates may change more significantly in the future. To reinvest your cash dividends, AST must receive your Shareholder Application Form authorizing dividend reinvestment on or before the dividend record date.

The payment of dividends on our common stock is at the discretion of the company’s board of directors. There is no guarantee that Cincinnati Financial will pay dividends in the future. The timing and amount of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Cincinnati Financial and its subsidiaries, applicable government regulations and other factors deemed relevant by the Cincinnati Financial board of directors.

13. When does AST purchase shares?

Optional Cash Investments. Optional cash investments are made on:

•	Friday of each week or, if the Nasdaq Global Select Market is not open on Friday, the next business day the market is open, or

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dividend payment date or, if the Nasdaq Global Select Market is not open on the dividend payment date, the next business day the market is open, when the purchase request is received in the same week a dividend is paid.

Dividend Reinvestment. Cash dividends are reinvested on the applicable dividend payment date or, if the Nasdaq Global Select Market is not open on the dividend payment date, the next business day the market is open.

Shares are purchased and sold for the plan on specified dates or during specified periods. As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price than if you had purchased or sold the shares outside of the plan. You bear the risk of fluctuations in the price of our common stock. No interest is paid on funds held by the plan administrator pending their investment. All optional cash investments, including the initial cash investment, are subject to collection by AST of the full face value in United States funds.

14. How does AST buy the shares?

AST may purchase our common stock from Cincinnati Financial or use an independent broker/dealer to buy the shares in the open market or in negotiated transactions. Cincinnati Financial determines the method.

15. At what price does the AST purchase the shares?

Open Market Purchases. If the shares are purchased in the open market or in a negotiated transaction, your purchase price is the weighted average purchase price per share for all shares purchased for that investment date. The broker/dealer purchases shares as soon as practicable, and in no event more than five business days, after the applicable investment date.

Purchases from Cincinnati Financial. If the shares are purchased from Cincinnati Financial, your purchase price is the closing price of our common stock on the Nasdaq Global Select Market for that investment date. If the Nasdaq Global Select Market is closed on that date, then the price is the closing price of our common stock on the Nasdaq Global Select Market for the next business day the market is open.

AST may commingle your funds with those of other participants for purposes of forwarding purchase orders to the independent broker/dealer. Also, purchase and sale orders for the same investment date may be offset, forwarding to the broker/dealer the net purchase or sale requirement. Because the prices at which shares are purchased under the plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

AST maintains control over the times when and the prices at which it purchases or sells shares of common stock for the plan. Each day the administrator purchases common shares for the plan is an “investment date.”

16. May I enroll, view my account information and execute transactions online?

AST maintains an Internet website at www.amstock.com that allows you to enroll online; to view your account balance, recent plan transactions and other helpful information; and to update your personal information. Once you have enrolled, you can also:

•	enroll in the plan;
•	sell some or all of the shares of our common stock credited to your account under the plan;
•	make optional cash investments as a onetime event or as a recurring event; or
•	terminate your participation in the plan.

Certain restrictions may apply. Please contact AST with questions concerning your Internet privileges.

17. Will I receive a statement of my account?

Yes. AST reports the number of shares you hold in the account, the shares for which any dividends are reinvested, dividends paid to you, a history of the transactions during the period and fees paid. These statements are your record of the cost basis of your transactions and should be kept for tax purposes. An account statement will be sent to you at least annually and, at the discretion of the company, as soon as practicable after each quarterly dividend reinvestment and after each optional cash investment, any transfer, sale or withdrawal of plan shares. You may also request a statement to be mailed to you.

Participants can also enroll in online access at www.amstock.com. Once enrolled, participants may then view transactions and statements online. All notices, statements and reports are sent to your last known address. Many states have enacted abandoned property laws that may require the company, the custodian or the agent to remit to the state all stock and dividends held in the plan accounts for which the owner cannot be located. Accordingly, you should promptly notify AST of any change of address.

18. Will I receive stock certificates for my plan shares?

Each share purchase is credited to your plan account. Your account statement shows the number of shares of our common stock, including any fractional share, credited to your account. You do not receive a certificate for your plan shares unless you request one. You can request a certificate by submitting your request in writing to AST (see Question 23 below for the mailing address). Certificates for fractional shares are never issued.

19. Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit Cincinnati Financial common stock certificates registered in your name with AST for safekeeping, at no cost to you. To use this service, you must send your certificates to  AST with a properly completed Certificate Safekeeping Form. Shares represented by certificates that you deposit are included in book entry form in your plan account and thereafter are treated as if acquired under the plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited in your plan account. If your shares are currently registered in street or other nominee name and you wish to participate in the plan, you may be able to electronically transfer these shares from your existing account to a plan account by contacting your broker.

Please do not endorse your certificates. You are strongly urged to send your certificates by certified or registered mail, insuring them for 3 percent of the current market value of the common stock represented by the certificates. Regardless of the method used, you bear the full risk of loss if the certificates are lost or stolen.

20. Can I transfer my plan shares to someone else?

You can transfer your plan shares to a plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a plan participant, AST automatically opens an account for the person and enrolls him or her in the plan. To transfer shares to someone not already participating in the plan, simply execute a Stock Transfer Form and return it to AST. Your signature on the Stock Transfer Form must be guaranteed by a financial institution that is a member of a recognized Medallion signature guarantee program. If the transferee is not already a registered shareholder or a plan participant, the donor may make a reinvestment election for the transferee at the time of the transfer. If the donor does not make a reinvestment election, then full dividend reinvestment is assumed for all the transferred shares. You can obtain a Stock Transfer Form online at www.amstock.com or by contacting AST at info@amstock.com or by phone at 866-638-6443. If you request to transfer all shares in your plan account between a dividend record date and payable date, your transfer request is processed but your plan account is not terminated. You may receive additional dividend reinvestment shares, which requires you to submit a written request to transfer the additional shares.

You cannot pledge or grant a security interest in your plan shares or transfer your plan shares outside of the plan unless certificates representing the shares have been issued , or by completing the Stock Transfer Form.

21. How do I sell my plan shares?

You may instruct AST to sell shares held in your Plan account by doing any of the following:

•

Access AST’s website at www.amstock.com.  Select “Shareholder Account Access.”  You will be prompted to enter your 10 digit account number (provided to you on your account statement) and your Social Security number (or PIN number, if you do not have a Social Security number).  From the left toolbar, select “Sell D/R Shares.”

•	Call the toll-free telephone number supplied in this booklet to access AST’s automated telephone system.
•	Complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to AST.

If there is more than one individual owner on the Plan account, all participants must authorize the transaction and sign the instruction.

As with purchases, AST aggregates all requests to sell shares and then sells the total share amount on the open market through a broker.  Sales will be made daily.  AST may, at its discretion, sell shares less frequently (but no later than five trading days after receipt) if the total number of shares to be sold is not sufficient.

The selling price will not be known until the sale is completed.  Participants should be aware that the price may fluctuate during the period between a request for sale, its receipt by AST, and the ultimate sale on the open market.  Instructions sent to AST may not be rescinded.

The proceeds of the sale, less an administrative fee of $10.00 and commission of $.08 per share, will be sent to you by check.  Form 1099-B for income tax purposes will be mailed at year-end.

22. Can I leave the plan at any time?

Yes. You can close your plan account by completing and returning a Sale/Certificate Withdrawal Form or by sending a written request to AST that includes the name of the plan and your account number. If you have previously established automated privileges, you can terminate your participation in the plan online at www.amstock.com. If you have authorized automatic monthly bank withdrawals, AST must receive your request at least two business days before the next scheduled investment date to ensure that the request is effective for that investment date. If your request to terminate from the plan is received more than three business days prior to a dividend payment date, the dividend will be paid to you in cash. If your request is received less than three business days prior to a dividend payment date, then that dividend will be reinvested. However, all subsequent dividends will be paid out in cash on all balances.

If you prefer to transfer your shares to your brokerage account, contact your broker to request the transfer using the Direct Registration System.

Upon termination of your participation in the plan, unless you request on a Sale/Certificate Withdrawal Form that some or all of your plan shares be sold, AST converts your full plan shares into direct registration and issues you a check, minus brokerage commissions and transaction fees, for any fractional share. If you use the Sale/Certificate Withdrawal Form to request that the broker/dealer sell some or all of your plan shares on your behalf, after settlement of the sale, AST sends you a check in the amount of the net proceeds of the sale (plus the market value of any fractional plan share) and converts any whole plan shares not sold into direct registration. Refer to Question 20 above for a discussion of how plan shares are sold and Question 8 above for a discussion of brokerage commissions and transaction fees. A request to terminate participation in the plan is also treated as a request to cease any direct debits authorized.

After termination, you can re-enroll in the plan online or by submitting a new Shareholder Application Form and complying with all other enrollment procedures. To minimize unnecessary plan administrative costs and to encourage use of the plan as a long-term investment vehicle, Cincinnati Financial reserves the right to deny participation in the plan to previous participants who Cincinnati Financial or AST believes have been excessive in their enrollment and termination.

The company reserves the right to terminate your participation in the plan if your plan account balance falls below one whole share of common stock. If the company terminates your participation for this reason, you receive a check for your fractional share in the same manner as if you had chosen to close your account in the plan.

23. How do I contact AST?

By mail: American Stock Transfer and Trust Company LLC P.O. Box 922 Wall Street Station New York, NY 10269-0560 Attn: Plan Administrator Department	For overnight delivery: American Stock Transfer and Trust Company LLC 6201 15th Avenue Brooklyn, New York 10219

By telephone: 866-638-6443

By Email: info@amstock.com	By Internet: www.amstock.com

24. What are the U.S. federal income tax consequences of participating in the plan?

The following is a brief summary of some of the principal U.S. federal income tax considerations applicable, as of the date of this Prospectus Supplement, to participation in the plan.

In general, participants in the plan have the same U.S. federal income tax consequences with respect to dividends as shareholders not participating in the plan. You are treated for U.S. federal income tax purposes as having received on each dividend payment date with respect to shares of Cincinnati Financial common stock held for you, a dividend equal to the full amount of the cash dividends payable on both the shares of our common stock registered in your own name and the Cincinnati Financial common stock held through the plan, even though the amount of dividends reinvested is not actually received in cash but is instead applied to the purchase of our common stock for your account under the plan. In addition, if at any point, Cincinnati Financial Corporation pays the commission on shares purchases in the open market, the participant would realize earned income that is treated as a distribution to you which is subject to income tax in the same manner as dividends. The sum of those amounts becomes your cost basis for those shares of our common stock.

Your statement of account under the plan shows the price per share to you of our common stock purchased with reinvested dividends. That price, which includes the brokerage commissions paid by us on your behalf on purchase under the plan of shares of our common stock, is the federal income tax cost basis to you of shares of our common stock acquired under the plan. Your statement of account also shows the date on which the shares of common stock purchased under the plan were credited to your account. Your holding period for our common stock purchased under the plan generally begins on the date following the date on which those shares of our common stock are credited to your plan account.

You receive an annual statement summarizing all the transactions in your account for that year. The year-end statement includes an Information Return summarizing dividend paid (1099-DIV) to you during the year. If applicable, you also receive an Information Return summarizing proceeds from sales transactions during the prior year (1099-B) or an Information Return for dividends paid on non-U.S. accounts (1042-S). AST must provide copies of these Information Returns to the U.S. Internal Revenue Service. Although the company makes efforts to assist plan participants by providing periodic statements and other reports, plan participants have the ultimate responsibility for maintaining your own records for tax and other purposes.

Information forms (Forms 1099-DIV) are mailed to plan participants each year and set forth the taxable dividends and brokerage commissions reportable for U.S. federal income tax purposes. These dividends and brokerage commissions must be reported on your federal income tax return.

Reinvested dividends are not subject to withholding unless (1) you fail to give your Social Security or tax identification number to us, (2) the Internal Revenue Service notifies us that you are subject to tax withholding, or (3) you fail to certify, under penalties of perjury, that you are not subject to backup withholding if such certification is required. If you are a shareholder whose dividends are subject to tax withholding, we apply toward the purchase of our common stock under the plan an amount equal to the dividends being reinvested less the amount of tax required to be withheld. Your statement of account under the plan indicates the amount of tax withheld.

You do not recognize any taxable income upon receipt of a certificate for whole shares of common stock credited to your account under the plan, whether upon request for such a certificate, upon termination of your participation in the plan or upon termination of the plan. However, you may recognize a gain or loss upon receipt of a cash payment for whole shares of Cincinnati Financial common stock or a fractional common share credited to your account under the plan when that account is terminated by you, when shares of our common stock credited to your account under the plan are sold or when the plan is terminated. A gain or loss may also be recognized upon your disposition of the Cincinnati Financial common stock received from the plan. The amount of any such gain or loss is the difference between the amount received for the whole or fractional shares of our common stock and the cost basis of the Cincinnati Financial common stock. Generally, gain or loss recognized on the disposition of shares of our common stock acquired under the plan is treated for U.S. federal income tax purposes as a capital gain or loss and is long-term capital gain or loss if, as of the date of such disposition, the holding period with respect to the shares of Cincinnati Financial common stock sold exceeds one year.

The discussion above is a summary of the important United States federal income tax consequences of your participation in the plan. The summary is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, administrative rulings and court decisions, in effect as of the date of this Prospectus Supplement, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the plan. For example, it does not address any state, local or foreign tax consequences of your participation. You should consult your own tax adviser about the tax consequences of your participation in the plan.

Other Plan Information

Stock Dividends and Stock Splits. Stock dividends or split shares issued by Cincinnati Financial on plan shares are credited to your account. Stock dividends or split shares issued with respect to your certificated or direct registration shares will also be added to your plan account and are handled in the same manner as for shareholders who are not participating in the plan. Cash dividends paid on the shares issued as stock dividends or stock splits are processed in accordance with the dividend reinvestment option then elected. If AST receives, between the record date and payable date for a stock distribution, a request for plan termination or a request to sell plan shares, the request is not processed until the stock distribution is credited to your account.

Dividend and Voting Rights. Dividend and voting rights of shares purchased under the plan commence upon settlement of the transaction, which normally is three business days after purchase. Shares purchased on or within two business days prior to a dividend record date are considered “ex-dividend” and therefore not entitled to payment of that dividend.

Voting of Plan Shares. Each shareholder entitled to vote at a meeting of shareholders is sent proxy materials before the meeting. You are encouraged to read the proxy statement carefully. You may vote online or by phone or by returning the signed, dated proxy material. The proxies will vote the shares in accordance with your instructions.

Limitation of Liability. In administering the plan, neither Cincinnati Financial, AST nor any broker/dealer selected by AST to execute purchases and sales on behalf of plan participants will be liable for any good faith act or good faith omission to act, including but not limited to any claim of liability (1) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death from a duly authorized representative of the estate, (2) with respect to the prices or times at which our common stock is purchased or sold, or (3) as to the value of the Cincinnati Financial common stock acquired for participants.

AST is acting solely as the agent of Cincinnati Financial and owes no duties, fiduciary or otherwise, to any other person by reason of the plan, and no implied duties, fiduciary or otherwise, will be read into the status of AST under the plan. AST undertakes to perform such duties and only such duties as are expressly described in this Prospectus Supplement to be performed by it, and no implied covenants or obligations will be read into the plan against the AST or Cincinnati Financial.

In the absence of negligence or willful misconduct on its part, AST, whether acting directly or through agents or attorneys, will not be liable for any action taken, suffered or omitted, or for any error of judgment made by it, in the performance of its duties under the plan. In no event will AST be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profit), even if they have been advised of the likelihood of such loss or damage and regardless of the form of action.

AST will not be required to make and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own. In addition, they will not be obligated to take any legal action under the plan that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

AST will not be responsible or liable for any failure or delay in the performance of its obligations under the plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that they will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

AST is authorized to choose a registered broker/dealer, including a broker/dealer affiliated with the Cincinnati Financial, at its sole discretion to facilitate purchases and sales of our common stock by plan participants. AST will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in common share transactions within a reasonable time upon written request from a plan participant.

Modification or Termination of the Plan. Cincinnati Financial can suspend, modify or terminate the plan at any time in whole or in part or with respect to participants in certain jurisdictions. Notice of any suspension, material modification or termination will be sent to all affected participants.

Denial or Termination of Participation by Cincinnati Financial. AST may terminate your participation in the plan if you do not own at least one full share in your name or held through the plan or in the event that you have not elected to reinvest at least 10 percent of all dividends on your plan shares in common shares of the company. Cincinnati Financial also reserves the right to deny, modify, suspend or terminate participation in the plan by otherwise eligible persons to the extent Cincinnati Financial deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the plan. Participants whose participation in the plan is terminated will have your full plan shares converted to direct registration and will receive a check less any service fees and broker commissions for any fractional plan share.

Where You Can Find More Information

Registration Statement

We have filed an amended registration statement on Form S-3/A to register with the Securities and Exchange Commission the shares of our common stock to be offered for purchase by plan participants. This Prospectus Supplement is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about us and our common stock. As allowed by SEC rules, this Prospectus Supplement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Cincinnati Financial’s SEC Filings

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet via the Investors section of the Cincinnati Financial website at www.cinfin.com and at the SEC’s website at www.sec.gov. You can also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1800SEC0330 for more information on the operation of the Public Reference Room.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” into this Prospectus Supplement information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this Prospectus Supplement. Information contained in documents that we file with the SEC after the date of this Prospectus Supplement may update or supersede information in this Prospectus Supplement and information in documents incorporated by reference.

This Prospectus Supplement incorporates by reference the Cincinnati Financial SEC documents (or portions of them) set forth below (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated). All of the documents were filed under SEC File No. 1-4171.

• •	Annual Report on Form 10-K for the year-ended December 31, 2013, Quarterly Reports on Form 10-Q for the quarters-ended, June 30, 2014 and March 31, 2014,

•

Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 15, 2014; July 29, 2014; May 16, 2014; May 1, 2014; April 24, 2014; March 14, 2014; February 10, 2014; February 5, 2014; February 3, 2014; and January 28, 2014

•

All other documents filed by the company pursuant to Sections 13(a), 13(c) 14, or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated in those document) (i) subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement, and (ii) subsequent to the date of the effectiveness of this Prospectus Supplement and prior to the filing of a post-effective amendment which indicates that all securities offered through this plan have been sold or which deregisters all securities then remaining unsold shall be deemed to be a part of this plan document from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this plan document shall be deemed to be modified or suspended for purposes of the registration statement or this Prospectus Supplement to the extent that a statement contained in any subsequent prospectus or prospectus supplement or in any document subsequently filed with the SEC which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this Prospectus Supplement. All documents incorporated by reference into the Form S-3 of which this Prospectus Supplement is a part are also incorporated by reference, unless the information in them is superseded by a later filing.

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Documents Available Without Charge From Cincinnati Financial

Cincinnati Financial will provide, without charge, copies of any report incorporated by reference into this Prospectus Supplement, excluding exhibits other than those that are specifically incorporated by reference in this Prospectus Supplement. You can obtain a copy of any document incorporated by reference by writing or calling Cincinnati Financial as follows:

Cincinnati Financial Corporation

Investor Relations

P.O. Box 145496

Cincinnati, Ohio 45250-5496

Information on the Internet website of Cincinnati Financial or any subsidiary of Cincinnati Financial is not part of this Prospectus Supplement, and you should not rely on that information in making your investment decision unless that information is also in this Prospectus Supplement or has been expressly incorporated by reference into this Prospectus Supplement.

Use of Proceeds

We receive proceeds from purchases of our common stock through the plan only if the purchases are made directly from us rather than by the broker/dealer in the open market. We use any such proceeds for general corporate purposes.

Certain Legal Matters

The validity of the common stock offered by this Prospectus Supplement has been passed upon for us by Dinsmore & Shohl LLP, Cincinnati, Ohio.

Experts

The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus Supplement by reference from Cincinnati Financial Corporation’s Annual Report on Form 10-K for the year-ended December 31, 2013, and the effectiveness of Cincinnati Financial Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a change in accounting for costs associated with acquiring or renewing insurance contracts in 2012), which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.